Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q3 2017

November 9, 2017; 4:30 p.m. ET

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Director of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Moshe Orenbuch	Crédit Suisse
Nishant Mani	JPMorgan
Catherine O'Brien	Deutsche Bank
Mark DeVries	Barclays
Helane Becker	Cowen and Company
Scott Valentin	Compass Point
Kristine Liwag	BofA Merrill Lynch

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease Corp. Third Quarter 2017 Earnings Conference Call. (Operator Instructions) As a reminder, this conference call may be recorded. I would now like to turn the conference over to Mary Liz DePalma, Head of Investor Relations. You may begin.

Mary Liz DePalma: Thank you. Good afternoon, everyone, and welcome to Air Lease Corporation's earnings call for the third quarter of 2017. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Hazy, our Executive Chairman, John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer. Earlier today, we published our third quarter 2017 results. A copy of our earnings release is available on the investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, November 9, 2017, and the webcast will be available for replay on our website. (Operator Instructions).

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense and stock-based compensation expense.

These statements and any projections as to the company's future performance represent management's estimate for future results and speak only as of today, November 9, 2017. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release, and 10-Q we issued today. This release can be found in both the investors and the press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted. I would now like to turn the call over to our CEO and President, Mr. John Plueger.

John L. Plueger: Thanks, Mary Liz. Good afternoon to all of you and thank you for joining us today. I'm pleased to report that for the third quarter of 2017, Air Lease recorded total revenues of $377 million versus $355 million in 2016, an increase of 6.1%. Our income before taxes increased 6.6% year-over-year to $154 million from $145 million in the third quarter of 2016. This resulted in diluted EPS of $0.90 per share for the third quarter of '17, a 4.7% increase year-over-year.

ALC continues to deliver consistent solid pretax profit margins and pretax return on equity, which, as of this quarter, was 40.9% and 17.1%, respectively.

As expected, deliveries in the third quarter were light, with 3 aircraft delivering from July through September. ALC's fleet at quarter-end included 236 owned aircraft, with a net book value of $12.7 billion, up from $12 billion at year-end 2016. During the quarter, we profitably sold a total of 7 aircraft, including 3 sold to another aircraft lessor, 1 sold as a seed aircraft to Blackbird II and 3 aircraft sold to complete the aircraft sales to Thunderbolt. ALC now services a total of 51 aircraft and our management business is performing well.

Just as a reminder, Blackbird Capital is designed to help us expand our footprint in the marketplace using opportunistic capital, while Thunderbolt allows us to strategically sell aircraft but continue our customer touch points in the midlife space.

Overall, our business remains strong as does aircraft demand. Despite recent airline bankruptcies at Air Berlin and Monarch, we've seen an uptick in single aisle demand, both new and used, such that the Monarch and Air Berlin aircraft across most lessors have been rapidly placed, including our 5 single aisle aircraft in total that were on lease to those 2 carriers.

As such, the release of ALC's 5 aircraft were at normal market rates, not distressed rates as some would think. We believe the uptick in single aisle demand is attributable to 2 main factors: First, the continued strong global passenger growth with IATA recently reporting traffic growth of 7.7% year-to-date through September with load factors above 81%.

Second, the delivery delays of Airbus A320 and 321neos are causing those impacted airlines to cover their needs by extending current leased aircraft and by adding current generation aircraft. As for new widebodies, demand remains consistent and healthy for our own bread and butter medium twins, as I like to call them, specifically the 787-9, the A330-900 and the A350-900.

We believe this is primarily attributable to the continued growth in long-haul point-to-point travel away from the major hubs. The long-haul point-to-point growth is being done by larger legacy carriers as well as by newer LCC long-haul carriers. Now for these point-to-point routes, the largest widebodies are a bit handicapped by their size and cost.

So overall, our placements for narrow and widebody aircraft stand at 91% through 2019 and 72% through 2020. Demand for ALC aircraft has driven these placement percentages and the team is now focused on aircraft placements in 2020 and beyond.

Looking ahead to the fourth quarter, we've contracted to deliver 8 aircraft from our new order pipeline and 5 from the secondary market, all subject to lease. Additionally, we are very comfortable with the level of aircraft sales we've achieved this year and we only anticipate 1 aircraft being sold in the fourth quarter. Let me now switch to 3 areas which I'm sure you'll ask us more about. First, the Airbus delivery delays.

As we head into 2018, we currently have 13 Pratt & Whitney powered A320, 321neos and 7 Trent powered A330neos scheduled to deliver in 2018.

These may shift further to the right and a few units might move into 2019.

At next quarter's call, we'll provide you with updated quarterly CapEx expectations for 2018. But suffice to say for now that for 2018, we anticipate CapEx to be back-end weighted towards second half of the year. I do want to say, however, that we do have more optimism now that the Pratt & Whitney geared turbofan engine issues are being resolved and the challenge now appears more on the production catch-up side.

So, as we have done already this year, looking forward, we remain optimistic in the used aircraft marketplace for incremental lease revenue growth. Second point, which I think you'll ask us about, is how will the most recently introduced tax reform legislation impact Air Lease? Let me just say that, at this point, I feel we're still at the 10-yard line with 90 yards left to towards touchdown, and the rulebook keeps changing.

Therefore, it's premature to speculate, and we won't. However, Greg will make a few more comments on this in his remarks and the bottom line is that with what we've seen today, tax reform does appear to be a net positive for us.

The third point I know you'll want to know is regarding the Airbus proposed acquisition of 50.1% Bombardier CSeries. As we publicly stated, if ultimately successful, it removes a huge level of uncertainty in the CSeries program and has the potential to lower the aircraft cost and broaden its market base.

The path to conclusion is a bit unclear, given actions by the U.S. Commerce Department and unknown further responses from Boeing, if any. We know that both Boeing and Airbus have had their opportunistic looks at Bombardier and Embraer in the past. Airbus has now acted.

The 100 to 150 seat space is not huge to begin with, with the crowded OEM space, so whether or not Airbus -- the Airbus CSeries transaction causes Boeing to reevaluate smaller gauge aircraft from Embraer, MRJ or others, remains to be seen. ALC will continue to monitor and evaluate this landscape and the progress of this transaction.

But as with all aircraft, ALC's aircraft decisions are governed by fundamentals: depth of the customer base, current and future market demand, pricing and global product support.

So what's the takeaway here from all of this? Look, the industry is dynamic and evolving as it always has been and will be. ALC is performing well. You see that once again, with the consistency of our financial results.

So with that, let me now turn over the call to our Executive Chairman, Steve Hazy, who will provide further ALC remarks and color on the industry. Steve, over to you.

Steven F. Udvar-Hazy: John, thank you very much, and thank you to all of you for joining our call today. ALC continues to deliver outstanding financial and operating performance as the third quarter results once again indicate and validate.

Our priority since ALC's inception has been to reward our shareholders, in line with our achievements. With this in mind, I'm very pleased to report that our Board of Directors has authorized a 33% increase in our annual common stock cash dividend from $0.30 per share per year to $0.40 per share, payable $0.10 per quarter, beginning in January of 2018.

Air Lease's existing high-quality portfolio of the most in-demand aircraft types on long-term leases, together with our skilled management team, has enabled ALC to generate superior financial results. We are very confident in our business going forward.

Looking at the longer-term horizon, I do want to emphasize that forecasted future of the growth of our industry will need to be funded by hundreds of billions of dollars of capital. Added capital is needed in our industry. Competition has, of course, increased in the marketplace because investors recognize that aircraft are desirable, long-term assets which demonstrate good consistent returns and strong cash flows. There has been much discussion and news reports regarding capital inflows into the space and speculation on the impact on the industry. I want to make it clear, ALC does not take part in the highly competitive sale leaseback market, which is primarily price-driven. Instead, Air Lease and its main competitors remain rational and our order book continues to provide us with key competitive advantages.

As of today, ALC has almost 90% of our projected rental revenues through 2021 under long-term lease contracts, providing us excellent visibility for many years to come.

As John indicated, we also remain optimistic about the health of the airline industry. Regionally, we, at Air Lease, are seeing resurgence in South America, while Asia growth continues and does not seem to be slowing down anytime soon.

We're also sourcing new opportunities and see additional demand throughout North America and Europe, particularly, within Eastern Europe and even in Russia. I know Europe is of particular interest in the moment, given events at Alitalia, Monarch and Air Berlin. But most of the trouble seen in Europe stem from airlines' inability to contain costs and develop efficiencies in an effort to successfully compete with the low-cost and ultra-low-cost carriers.

Some airlines in the United States are also feeling pressure as well as with the low-cost long-haul offerings currently available. These situations are driven by a constantly evolving industry and are not limited to certain country or region. For this very reason, we stick to the fundamentals key to ALC's strategy. We focus only on the most modern, in-demand aircraft types which airlines can operate profitably and where we have asset mobility.

We diversify our airline exposure by strategy, geography and monitor customer exposures. As of today, our average lessee concentration is less than 2% of our net fleet book value. And finally, and importantly, require a robust security package with cash security deposits and cash maintenance reserves that act as a cushion in any downturn. What is lost in the headlines is that often these events occurring with the airlines, whether it's a shift in strategy, consolidation or bankruptcy, creates opportunities for aircraft lessors like ALC, who are industry veterans and can act quickly and in a mobile manner.

Whether it's helping our Airbus neo customers substitute interim lift or helping Pegasus Airlines in Turkey transform its fleet, as we did earlier this year, ALC is providing additional help and value to our customers and we're profiting from that. So in conclusion. Time will tell which carriers can competitively adjust to the ever-changing market landscape.

ALC's performance is predictable and strong and we believe in the broader airline industry being healthy. There will, ultimately, be more changes in the global airline landscape, and when it occurs, Air Lease will be there to support our airline customers and generate long-term value to our shareholders. And with that, I will turn the call over to Greg to provide an update on ALC's financing activities for the quarter.

Gregory B. Willis: Thank you, Steve. As mentioned earlier, we recorded another great quarter, generating diluted earnings per share of $0.90. Our results were driven by growth in average assets as well as lower interest and SG&A expenses and were further supported by our portfolio lease risk factors: age, lease term remaining, which were all constant on a weighted-average basis. As we look forward, we have over $23 billion of committed minimum rentals, providing us with significant visibility into the future.

In the third quarter, we generated total revenues of $377 million, including $359 million of rental revenues and $17 million from aircraft sales, trading and other activities. Our fleet activity included the purchase of 3 new aircraft, representing $245 million in CapEx and the sale of 7 aircraft generating net proceeds of $185 million. Included in aircraft sales, trading and other activities, were $7 million in gains from the sale of aircraft and $3 million from management fees.

As it relates to expenses in the quarter, I want to highlight 2 items. First, SG&A reached its lowest point in the year at $19 million and was $4.5 million lower as compared to the second quarter, largely due to fewer transactional expenses. We continue to expect that our revenue growth will outpace our SG&A growth, leading to increased operating efficiencies. Second, we continue to benefit from a reduction in our composite cost of funds. Our interest expense this quarter declined as compared to the prior year, despite having a higher debt balance, resulting -- this resulted from our lower composite cost of funds. Our aircraft activity, together with these expense savings, drove our results, allowing us to achieve a 18.5% adjusted pretax return on equity on a trailing 12-month basis.

Transitioning to tax reform. The current tax proposals contain a multitude of changes, including lowering the statutory rate, modifying depreciation rules, changing lifetime exchange provisions, and among other items, limitations on interest expense deductions.

It is unclear if such changes will ultimately be implemented into law. However, based on our internal assessment of the current proposals, taken as a whole, they appear to be beneficial to ALC. We will continue to monitor the developments on this matter, but will not be commenting on individual aspects of specific changes to the tax code.

Looking ahead to the fourth quarter, we anticipate delivering 13 aircraft, representing approximately $913 million in capital expenditures, which is heavily weighted towards the back end of the quarter.

As John noted, we anticipate selling only 1 aircraft in the fourth quarter, representing approximately $44 million in proceeds. We will further update you on our fourth quarter fleet activity in early 2018.

Finally, we're pleased to report that, at the end of the third quarter, we had $2.5 billion in liquidity, providing us with substantial financial flexibility. We remain committed to our financing strategies of 80% fixed-rate debt, 90% unsecured and our target debt-to-equity ratio of 2.5:1. This concludes my review of the results and financing activities of the company, and I'll now turn it back to Mary Liz.

Mary Liz DePalma: Thanks, Greg. This concludes management remarks. (Operator Instructions) Now I would like to hand the call over to the operator for the question and answer.

Q&A

Operator: (Operator Instructions) Our first question comes from the line of Moshe Orenbuch of Crédit Suisse.

Moshe Ari Orenbuch: Could you maybe just talk a little bit about the thoughts you would have as to your ability to supplement your current order book from existing transactions in the market, given the likelihood of there being some ongoing, as you said, shifting to the right of deliveries in 2018?

John L. Plueger: Yes. Look, we -- sure, Moshe. We have pretty significant CapEx, even with these delays for 2018. Next quarter is also going to be pretty good as well. So roughly, circa, I think about $4 billion or so for 2018. So that total, we don't think, is going to change that much. We do think, again, it's going to be back-end weighted. Having said that, just like we did this earlier this year, with the Pegasus fleet of 737-800s, we are on the look for opportunistic used aircraft purchases, geared towards more the first half of the year. And we're always on the lookout for the right airplanes to buy at the right time. So as and when those happen and develop, we will certainly advise you. But our strategy and our playbook, because of these delays, remains the same.

Steven F. Udvar-Hazy: I just want to add one more item. Conversely to what's happening at Airbus, we are working very closely with Boeing to accelerate some deliveries in 2018 into an earlier month because of the back-end weighting of our Airbus deliveries, we're doing everything in our power to push more aircraft into the first half of the year and as early as possible in 2018 to begin generating lease income associated with those aircraft. And we're having some success already with Boeing and we continue to work with Boeing to do as much as we can to accelerate deliveries.

Moshe Ari Orenbuch: Got it. And just as a follow-up, Greg, I see you've got probably $1.5 billion of debt maturities in '18. Just talk a little bit about the cost there and what it's going to look like as you replace those?

Gregory B. Willis: I think most of the cost savings that we look to benefit as we're refinancing, some of our initial unrated debt is going to come in '19 and '20. We don't see a material change in our composite cost of funds, as we layer in new debt that's at our current ratings level or current pricing levels.

Operator: Our next question come from the line of Jamie Baker of JPMorgan.

Nishant Mani: This in Nish Mani on for Jamie. I want to ask you guys about the potential sale of a very large aircraft leasing platform and whether or not you guys would consider buying either a part of a portfolio or even an entire platform to bolster you guys? I know you can't comment on M&A and speculation, so I don't need you to answer that question specifically, but rather, how do you guys think about bolstering your platform? And is scale something you guys are looking to build in the near term, given that there are news reports out of a potential platform sale?

John L. Plueger: Yes. Thanks very much. We do have that scale. If you just at our forward order book, it's circa $28 billion against our balance sheet today of, roughly, $15 billion. So over the next 6 or 7 years, our own organic growth provides the level that we're happy with, going forward. So having said that, we always have and always will look at any fleet purchase opportunities or any other opportunities on the M&A side or otherwise, moving forward. But as always, we are very conscious of terms, conditions, pricing. And it really is very opportunistic. So our playbook is not changing. Whether or not any platforms, large or small, become available forward, just know that we always have taken a look where we thought it made sense and we'll continue to do so going forward.

Nishant Mani: Okay. Is there -- I mean you guys mentioned, obviously, is that potentially with OEM deliveries being a pushback next year, you'd want to fill in the gap of, perhaps, in the near term either this year or early 2018. Would a partial portfolio sale help you with that component? In other words, if a larger platform was broken up into pieces, would that be something that's interesting, so that you can bolster some of the scale in the near term while realizing the value on the tail end?

John L. Plueger: The answer is, what you're talking about there is actually totally independent of the timing, which is a short-term thing on the delays. Our decision will strictly be focused on whether -- in the interest of our shareholders, and timing is irrelevant when you're talking about things like that.

Steven F. Udvar-Hazy: And just to be absolutely clear for the record, when you use the word OEMs, there are no delays from Boeing, the only delays we're experiencing at this juncture are from Airbus. And our Boeing deliveries are on-time. And as I just mentioned a few minutes ago, we're working with Boeing to accelerate some deliveries into earlier months than what we have in our contracts.

Nishant Mani: That's very fair. I did not intend to malign Boeing in any way.

Operator: Our next question come from the line of Michael Linenberg of Deutsche Bank.

Catherine M. O'Brien: This is actually Catherine O'Brien filling in for Mike. So today, one of your peers noted earlier that the used aircraft market was extremely strong right now, strongest in his 30-year career, actually, he said. Would you agree with this? And has that influenced the amount of aircraft you're looking to sell in the coming quarters at all?

John L. Plueger: Well, I think we've said that we've seen an overall uptick in single aisle demand, both new and used. So yes, I think the aircraft -- the single aisle aircraft marketplace is very, very strong. Current generation 737-800s, very, very strong. I wish I had 10 more of them today. I could place them all, we could place them all. Also, the A320s and 21, current generation, also pretty strong. So is it the strongest we've ever seen? I don't know I’ll let Steve comment on that. But I think it is very strong. And as always, we -- life is a balance for us. We balance when is the right time to buy and when is the right time we sell. That tends to be aircraft-specific driven. We are mindful of our growth and the big picture of our CapEx picture, et cetera. But the thing that drives us, most of all, is aircraft value. So that might make a little bit more difficult for us to find well-priced opportunities. But I would say the market was fairly strong last year when we found these Pegasus airplanes as well. So I would just say it maybe makes it a little harder for us to find the kind of value that we're looking for. But we're pretty resourceful in this regard. So we continue to look. I do think the market is very strong. But listen, leave it to us, we have a lot of experience here and if we can source things that we think make sense, we absolutely will do so.

Steven F. Udvar-Hazy: And in the third quarter, we did sell more aircraft that we took delivery of.

Catherine M. O'Brien: Understood. And if could ask one follow-up. Can you describe the process you guys go through on deciding whether to sell aircraft into Thunderbolt or one of the Blackbird funds versus to a third-party? And then, are there any parameters around aircraft that are acceptable to Thunderbolt and Blackbird shareholders around purchase price or risk profile? Any color would be really helpful.

John L. Plueger: Well, I think, as we've stated before, you have to look at those difference in those 2 vehicles. As I commented earlier, Blackbird is more opportunistic capital and is really not primarily looking for interim growth from our fleet. We look at that as opportunistic capital to go out and source or to address further needs from airlines where we might have -- be reaching a concentration limit on exposure and that's very useful for that. So it's not so much coming from our fleet, for Blackbird. For Thunderbolt, however, as you know, these were -- these tend to be aircraft which are a little bit more in the mid-life space. We sold a lot of them to Thunderbolt already. So therefore, we have much less of them left to sell at this point in time. But what the great part about it is it extends our reach into the midlife section and keeps our customer contact points with all those leases. So that's really, really important. So I would just say, the simple answer is, Thunderbolt tends to be more focused on our strategy, on our primary business model, keeping our aircraft young and this allows us a programmatic way, as aircraft age, to sell into that platform, which is a great platform, and the investors, think, are quite happy there - we keep management. And Blackbird is for opportunities. And that's as simple as I can answer it.

Operator: Our next question comes from the line of Mark DeVries of Barclays.

Mark C. DeVries: Just wanted to explore a little more the decision around increasing the dividend. I get that it's a recognition of the strong performance and growing cash flows. But when we look at the potential embedded growth in your forward order books, it seems like that could consume all the capital you'll be generating, and then some. So I was just hoping you could help me think through the pluses and minuses of distributing more of that earnings, rather than retaining it and investing it in your fleet. And also, does this have any implications in terms of potential accelerated sales into Thunderbolt as a way to manage capital?

John L. Plueger: No, the connection between used aircraft sales and the dividend are nonexistent. First of all, let me emphasize, we started this company out as a public platform in 2011. We had very modest dividends in the first several years. Our current dividend this year is only $0.30 per share, which represents a little over $30 million in dividends. We felt that with the performance of the company, as we know it today and going into 2018, an increase to $0.40 per share represents about a $10 million increase in the aggregate cost of dividends. And inasmuch as our company shares are trading at significantly above our book value, we felt that a dividend increase was a more appropriate way of rewarding our shareholders than buying back our stock, when, in fact, we can deploy that capital more profitably buying airplanes.

Gregory B. Willis: Yes. I would just add, life is a balance. And as our fleet grows and gets bigger, we will have more aircraft to sell. So that's part of our normal business strategy. So I'm not sure -- I think you're looking at more of the math side. But the math side would also dictate that we would be selling more. But that's a normal part of our fleet, as it gets bigger, it's a normal part of our business model. So it all ties in, I think, quite nicely hand-in-hand.

Steven F. Udvar-Hazy: But we're not selling used aircraft to fund a dividend.

John L. Plueger: Right.

Steven F. Udvar-Hazy: I just want to make that clear.

Mark C. DeVries: No, that's not what I was implying. I was more thinking that if we think about how big your book could be growing over the next couple of years when we look at the potential deliveries and it looks like it could consume a fair amount of capital. And so, my point was, do you sell some so that you can continue to add to your managed fleet but not consume quite as much capital?

Steven F. Udvar-Hazy: We are growing our managed fleet and we're growing our own embedded fleet at the same time.

Gregory B. Willis: It's Greg. Our internal plan shows that we're able to take delivery of our orders and maintain a 2.5 debt to -- 2.5:1 debt-to-equity ratio without raising equity, as Steve points out, and also maintain our dividend.

Operator: Our next question comes from the line of Helane Becker of Cowen.

Helane Renee Becker: Most of the questions I had have actually been asked and answered but I had a just had a question about the composition of the fleet. You have some aircraft where you only have one of such aircraft, like one 777 or one 767. Would those be candidates for sale? Would you prefer to have bigger fleets of more of one type of aircraft and fewer of these ones or does it not really matter or are you agnostic as to that? So what's...

Steven F. Udvar-Hazy: I can answer that, a good question. It does look odd to the reader when they see that we have 1 Embraer 190. But the reason for that is that we have a very close relationship with David Neeleman and Azul in Brazil. And as you recall, we sold our whole Embraer fleet to Nordic Aviation Capital. But consciously, we decided to hold back 1 aircraft for our own portfolio to continue that relationship with Azul in Brazil. We had already disposed of our aircraft at Gol and TAM and we made a -- sort of a tactical decision to keep at least 1 aircraft in Brazil during that downturn period. On A319s, we have 1 aircraft in South African Airways and the reason we did not sell that to Thunderbolt or anyone else is because we were in the process of extending the lease, and during the lease extension negotiation process, it was unclear how long that lease extension would be. So we retained that aircraft. And on your comment about 777s, it's not totally correct. We have a large fleet of 777-300ERs, but we have 1 777-200ER at KLM and we're also in the process of extending that lease.

Helane Renee Becker: Sorry, yes, I missed those 300s.

Steven F. Udvar-Hazy: Yes, you missed -- the...

Helane Renee Becker: I guess I did, I missed the 24 300s, I just saw the one 200.

Steven F. Udvar-Hazy: The 24 300s represent well over $3 billion in value. So once we accomplish our objectives with these lease extensions, then those aircraft become eligible for other activities, whether it's sale or combining into a portfolio of aircraft that are sold.

John L. Plueger: Helane, it's John. This is actually a good problem when we only have one of this and one of that, that's a pretty good...

Steven F. Udvar-Hazy: We're very happy that we only have one 777-200ER to worry about and only one E190 and one A319. As John said, those are not problems. Those are actually recognition of the excellent fleet planning looking ahead that we've accomplished over the last 3 years.

Helane Renee Becker: And on the 767, this is the other question I have. So I know you talk to Boeing all the time, Steve, and I know that they -- well I don't know this part, but have they talked to you about the idea of reopening that production line to accommodate more passenger aircraft?

Steven F. Udvar-Hazy: You have to call, area code, (206) 123-767. This is another case where the media doesn't know what it's talking about. It's fake news. The 767 line is open. The 767 production line has never been shut down. It's fully open. They are building aircraft for people like FedEx and UPS and others. This is a discussion about whether to create a bridge production line on the passenger 767, which is on the same line, up at Everett, as the freighter 767s. And that's being discussed with a number of airlines. And I think Boeing is looking at the economics and the marketplace for 767-300ERs. It is a workhorse. And I think Boeing is looking at various alternatives.

Operator: Our next question comes from Scott Valentin of Compass Point.

Scott Jean Valentin: Just wanted to compare maybe the profitability of sale leaseback versus a new delivery. I know you guys have talked about supplementing, maybe, with sale leasebacks. Just wondering how should I think about the profitability of one versus the other?

John L. Plueger: Scott, I don't quite know, I don't know where you got the impression we were looking to -- some of the sale leasebacks. In fact, we, specifically, in Steve's comments, say we really don't do them. All we said is we're looking for opportunistic used aircraft sales transactions, just like we did earlier this year, buying 11 737-800s from Pegasus in Turkey. So we don't have any plans to invest in sale leaseback transactions. Only the 2 avenues that we're looking at are some incremental used aircraft. And then as Steve commented on, accelerating some Boeing deliveries forward by a couple of months.

Scott Jean Valentin: Then moving to used aircraft versus new aircraft. Are the returns pretty similar? I know you guys are very selective in how you acquire aircraft. Just wondering if the returns are somewhat similar?

John L. Plueger: Well, I mean generally speaking, I think, it's known that as aircraft age, the initial lease returns are a little bit higher on the lease rate factor. But you do have an older aircraft and you're taking residual value exposure. So just generally speaking, I think the best and to do is look at our consistent returns and our financial statements and it's the balance of primarily new aircraft with the used aircraft that we have that drives our overall result. So suffice to say on the used aircraft side, we are really focused more on the acquisition price as a really key element, because if you get a really good price as you move that aircraft around, and then ultimately, as you go to sell that aircraft, that's probably the bigger factor that we look at. We're looking to get good deals and I think it's pretty simple.

Scott Jean Valentin: One final question. Just big picture, I think Steve mentioned, Europe is undergoing a low-cost carrier model, that's putting pressure on some legacy carriers in Europe. I mean, are we at the front end of kind of a wave of bankruptcies in some of the higher cost carriers, and I guess dovetailing on that, has your watch list changed at all as a result of, kind of, the change in dynamics in Europe?

John L. Plueger: No, no. Our watch list remains remarkably low and pretty stable. It's a very -- very, very small component, and anything that's on there is well covered by cash security deposits and reserves. I wouldn't say we're in a wave at all. I think this is a normal evolutionary process. Some airlines are able to adapt and others are not. The low-cost and ULCC continue to place pressure globally worldwide on higher cost airlines and that's just the way it is. And some of the large, legacy carriers are differentiating by product, retaining a premium economy, a business-class, their frequent flyer programs and they're distinguishing higher level of service and that sort of thing. So I don't think we're on the crest of a wave by any means. We rather -- this is an evolutionary process over time, so I don't see any acceleration, deceleration, it's just a normal airline adaptation environment.

Operator: And our next question comes from the line of Kristine Liwag from Bank of America.

Kristine Tan Liwag: Steve and John, how do you think a partnership of Airbus and Bombardier changed how you view the CSeries? Do you think that this new ownership structure could take the CSeries from a niche aircraft to a mainstream aircraft? And a follow-on to that would be, aside from significant pricing discount, what would you have to see in the market to order the CSeries?

Steven F. Udvar-Hazy: First of all, it's still an engagement, not a marriage between Airbus and Bombardier. So once the regulatory issues and any sort of rebuttals or attempts to derail that transaction are settled, then we'll see where we go. But the success of the CSeries, I think, goes beyond Airbus' participation. They need to offer the aircraft at a competitive price and they need to enlarge the customer base of airlines. They need to have key anchor customers in North America, Europe, Asia and elsewhere. And up till now, the number of airlines that have committed to the airplane is very, very low and do not meet our criteria. However, as that expands and if Airbus becomes the partner in the program, that could all change very quickly, particularly, if the A319neo is terminated from being a production airplane.

John L. Plueger: Yes, I mean, look, I think, it's widely known that both Airbus and Boeing are sort of hard-pressed to really generate profits on the sales of their smallest units, whether it's A319 or 19neofrom Airbus or the 737 7 Max, on the Boeing side. I mean smaller is harder to get the cost out. And this does allow Airbus, perhaps, to emphasize what would be a lower cost airplane. So as Steve indicated and also as I said in my remarks, it's price and market share. And to the extent that Airbus can drive, better price and better market share, we react to the needs and the forecasted demand of our customers. And we will act accordingly. But it's just -- it's just a bit premature right now, we don't really know how it's going to -- Airbus has publicly stated that until this transaction concludes, they are still going to complete the A319, and et cetera, et cetera. So it's hard to know. But what is also certain is that also as I indicated in my remarks the, 100 to 150 seat segment is not a huge segment. There's a lot of OEMs in that segment. So Airbus has made a stake and is trying to lay a claim on that part. Whether or not Boeing reacts in any manner remains to be seen. It's just kind of premature for us to comment.

Steven F. Udvar-Hazy: The other point Christine, is that, Embraer has a very large customer base for their family of E-170, 175, 190, 195s. I think they have right around 100 customers that operate their plane types. So that's also a headwind for the CSeries, as we know today.

Kristine Tan Liwag: That's very helpful. So maybe switching gears. For the 3 A321 NEO aircraft that you have in your portfolio, can you provide us an update on how the aircraft is performing with regards to fuel burn and also the customer feedback?

Steven F. Udvar-Hazy: It's better. The fuel burn is better and it gets better on the longer sectors, above 2 hours. And the customer experience, so far, is very positive. The aircraft are quieter, both externally and within the cabin. The range performance of the aircraft is good. The airport performance is excellent. And our A320neos and A321neos, we've had really good customer feedback from the airlines.

Kristine Tan Liwag: Maybe if I could squeeze the last question. Since the end of last year, we've seen your exposure to Asia, including China takedown as a percent of your net book value. Is this an active strategic shift of your exposure or does this have to do with timing of deliveries?

John L. Plueger: There's no -- there's no real strategic shift. It's more of the timing of deliveries. We did some large scale transactions in China several years ago for aircraft delivering now and a bit last year and next year, et cetera. So this is a more of an evolutionary path. We still think the majority of our growth will reside in Asia. So this is much more a timing and a delivery aspect. And you will see further, I'm sure, later on, and as we go into '18, you'll see further transactional announcements from us in Asia. So that's all that is.

Steven F. Udvar-Hazy: I mean for example, starting in 2018, we have 19 787s going to 3 different Asian airlines, starting in 2018, '19, '20. We have a large number of A350s that begin delivering this month that are going to Asia. So there will be a significant number of deliveries, both widebody and single aisle aircraft going to Asia and China. But at the same time, we have a lot of airplanes going to Europe and elsewhere.

Operator: And that's all the questions we had for today. I'd like to hand the call back to Mary Liz DePalma for any closing remarks.

Mary Liz DePalma: Thank you all for your participation. This concludes our call for today as we conclude the conference today and we look forward to speaking with you again next year. Operator, if you can please disconnect the line?

Operator: Yes, thank you. Thank you. Ladies and gentlemen, this does conclude the program as you may all disconnect. Everyone, have a great day.